10f-3 REPORT

                 SALOMON BROTHERS BALANCED FUND

            April 1, 2001 through June 30, 2001

       	Trade                                	 % of
Issuer  Date     Selling Dealer   Amount  Price Issue(1)

NTL Comm 5/9/01  Morgan Stanley  $250,000 100.00 0.05


(1) Represents purchases by all affiliated funds; may not exceed
25% of the offering.





                       10f-3 REPORT

              SALOMON BROTHERS SMALL CAP FUND

            April 1, 2001 through June 30, 2001

       	Trade                                	 % of
Issuer  Date     Selling Dealer   Amount  Price Issue(1)

Aquila  4/23/01  Merrill Lynch   $33,600  $24.00 0.04A
 Energy Corp

Instinet 5/17/01 Goldman Sachs   $8,700   $14.50 0.01B

Willis  6/11/01  Montgomery,     $71,550  $13.50 0.03C
 Group 		  Keefe Bruyette

Trizetto 6/13/01 Bear Stearns    $425,500 $9.25  1.17D
 Group

FMC      6/13/01 Merrill Lynch   $26,000  $20.00 1.10E
 Tech


(1) Represents purchases by all affiliated funds; may not exceed
25% of the offering.


A-A total of 6,400 shares was purchased by funds in the Salomon
Brothers complex for an aggregate purchase price of $153,600.

B-A total of 2,900 shares was purchased by funds in the Salomon
Brothers complex for an aggregate purchase price of $42,050.

C-A total of 5,500 shares was purchased by funds in the Salomon
Brothers complex for an aggregate purchase price of $74,250.

D-A total of 49,000 shares was purchased by funds in the Salomon
Brothers complex for an aggregate purchase price of $453,250.

E-A total of 6,100 shares was purchased by funds in the Salomon
Brothers complex for an aggregate purchase price of $122,000.